
---------------------------                                                              ----------------------------
          FORM 4                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION                    OMB APPROVAL
---------------------------                   Washington, D.C. 20549                     ----------------------------
[_]  Check this box                                                                      OMB Number:        3235-0287
     if no longer subject           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP         Expires:   December 31, 2001
     to Section 16. Form 4                                                               Estimated average burden
     or Form 5 obligations   Filed pursuant to Section 16(a) of the Securities Exchange  hours per response.......0.5
     may continue. See        Act of 1934, Section 17(a) of the Public Utility Holding   ----------------------------
     Instruction 1(b).              Company Act of 1935 or Section 30(f) of the
(Print or Type Responses)                 Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

MDP Ventures II LLC
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

1995 Broadway
--------------------------------------------------------------------------------
                                    (Street)

New York                              NY                 10023
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


Loews Cineplex Entertainment Corp. (LCP)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an entity (voluntary)



________________________________________________________________________________
4.   Statement for Month/Year


October 2000
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)

July 1997
________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

          Director                              X*  10% Owner
     ---                                       ---
          Officer (give title below)                Other (specify below)
     ---                                       ---

                            * As a member of a group.
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

          Form Filed by One Reporting Person
     ---

      X   Form Filed by More Than One Reporting Person
     ---
________________________________________________________________________________


------------------------------------------------------------------------------------------------------------------------------------
  Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1.                                   2.         3.          4.                                    5.            6.        7.
Title of Security                    Trans      Trans-      Securities Acquired (A)               Amount of     Owner-    Nature of
(Instr. 3)                           action     action      or Disposed of (D)                    Securities    ship      Indirect
                                     Date       Code        (Instr. 3, 4 and 5)                   Beneficially  Form:     Beneficial
                                                Instr. 8)                                         Owned at End  Direct    Owner-
                                     (Month/                ___________________________________   of Month      (D) or    ship
                                     Day/                                                                       Indirect  (Instr. 4)
                                     Year)                                 (A)or                 (Instr. 3      (I)
                                                Code  V         Amount     (D)       Price        and 4)        (Instr.4)
____________________________________________________________________________________________________________________________________
Common Stock (1)                     9/13/2000   P              10,000      A        $1.625                      1         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock (1)                     9/14/2000   P              17,600      A        $1.625                      1         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock (1)                     9/15/2000   P              10,000      A        $1.625                      1         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock (1)                     9/15/2000   P              10,000      A        $1.625                      1         (1)
------------------------------------------------------------------------------------------------------------------------------------
See Appendix A attached hereto for remaining purchases
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the Form is filed by more than one reporting person, see Instruction
  4(b)(v).


  Potential persons who are to respond to the collection
  of information contained in this form are not required                  (Over)
  to respond unless the form displays a currently valid          SEC 1474 (3-99)
  OMB control number.


------------------------------------------------------------------------------------------------------------------------------------
FORM 4 (continued)            Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                      (e.g., puts, calls, warrants, options, convertible securities)
------------------------------------------------------------------------------------------------------------------------------------
1.                  2.       3.       4.       5.            6.            7.                     8.       9.        10.     11.
Title of            Conver-  Trans-   Trans-   Number of     Date Exer-    Title and Amount       Price    Number    Owner-  Nature
Derivative          sion     action   action   Derivative    cisable and   of Underlying          of       of        ship    of
Security            or       Date     Code     Securities    Expiration    Securities             Deriv-   Deriv-    of      In-
(Instr. 3)          Exer-    (Month/  (Instr.  Acquired (A)  Date          (Instr. 3 and 4)       ative    ative     Deriv-  direct
                    cise     Day/     8)       or Disposed   (Month/Day/                          Secur-   Secur-    ative   Bene-
                    Price     Year)            of(D)         Year)                                ity      ities     Secur-  ficial
                    of                         (Instr. 3,                                         (Instr.  Bene-     ity:    Owner-
                    Deriv-                     4 and 5)                                           5)       ficially  Direct  ship
                    ative                                    ___________________________________           Owned     (D) or  (Instr.
                    Secur-                                                                                 at End    In-     4)
                    ity                                      Date     Expi-  Title       Amount            of        direct
                                                             Exer-    ra-                or                Month     (I)
                                      _____________________  cis-     tion               Number            (Instr.   (Instr.
                                                             able     Date               of                4)        4)
                                      Code V     (A)  (D)                                Shares
____________________________________________________________________________________________________________________________________

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------



                         MDP VENTURES II LLC


                         By: /s/Brian J. Collins
                             ------------------------------------ *
                         Name: Brian J. Collins, Vice President
                         **Signature of Reporting Person

                         JOINT FILER:                                 1/22/2001
                                                                      ---------
                         MILLENNIUM DEVELOPMENT PARTNERS II LLC            DATE
                         Address: 1995 Broadway, New York, New York
                         10023


                         By: /s/Brian J. Collins
                             ------------------------------------ *
                              Name: Brian J. Collins, Vice President
                              **Signature of Reporting Person.


Explanation of Responses:

These securities are owned of record solely by MDP Ventures II LLC (Ventures II"). Millennium Development Partners II LLC ("MDP II") is filing this Form 4 with Ventures II because MDP II may be deemed to have an indirect beneficial interest in the securities of Issuer help of record directly by Ventures II as the managing member of Ventures II. Ventures II and MDP disclaim beneficial ownership of the securities of the Issuer reported herein except to the extent of their respective pecuniary interest therein.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

            CONTINUATION SHEET RELATING TO FORM 4 AMENDMENT FILED BY
          MILLENNIUM ENTERTAINMENT PARTNERS L.P. DATED JANUARY 22, 2001
                             JOINT FILER INFORMATION


DESIGNATED FILER:               MILLENNIUM ENTERTAINMENT PARTNERS L.P.
ISSUER NAME AND TICKER OR
   TRADING SYMBOL:              The Sports Club Company, Inc. (SCY)
STATEMENT FOR MONTH/YEAR:       July 1997

JOINT FILERS:


1.  Millennium Partners Management LLC              5.  Millennium Development Associates L.P.
    1995 Broadway                                       1995 Broadway
    New York, NY 10023                                  New York, NY 10023

2.  Millennium Manager I, Inc.                      6.  Millennium Development Corp.
    1995 Broadway                                       1995 Broadway
    New York, NY 10023                                  New York, NY 10023

3.  Millennium Entertainment Associates L.P.        7.  Christopher M. Jeffries
    1995 Broadway                                       1995 Broadway
    New York, NY 10023                                  New York, NY 10023

4.  Millennium Entertainment Corp.
    1995 Broadway
    New York, NY 10023

    The Reporting Persons listed above are filing this Form 4 Amendment jointly with Millennium Partners LLC ("Dev Co"), Millennium Entertainment Partners L.P. ("MEP LP"), Millennium Development Partners L.P. ("MDP LP") and Brian J. Collins ("BJC").

     The following entities and person may be deemed to have an indirect beneficial interest in the securities of the Issuer held of record directly by Dev Co in their capacities (i) in the case of MDP LP, MEP LP and BJC because they may be deemed a group with Dev Co, (ii) in the case of Millennium Partners Management LLC ("MPM LLC"), as the manager of DevCo, (iii) in the case of Millennium Manager I, Inc. ("MMI Inc."), as the manager of MPM LLC, (iv) in the case of Millennium Entertainment Associates L.P. ("MEA LP"), as the general partner of MEP LP, (v) in the case of Millennium Entertainment Corp. ("MEC"), as the general partner of MEA LP, (vi) in the case of Millennium Development Associates L.P. ("MDA LP"), as the general partner of MDP LP, (vii) in the case of Millennium Development Corp. ("MDC"), as the general partner of MDA LP, and
(viii) in the case of Christopher M. Jeffries, as the holder of (a) 70% of the outstanding shares of stock of MMI Inc., (b) 66.5% of the outstanding shares of stock of MEC and (c) 70% of the outstanding shares of stock of MDC.

     Each of the Reporting Persons disclaims a beneficial interest in the securities of the Issuer reported herein except to the extent of their respective pecuniary interest therein.

                                   APPENDIX A

DESIGNATED FILER:                   MDP VENTURES II LLC
ISSUER NAME AND TICKER OR
   TRADING SYMBOL:                  Loews Cineplex Entertainment Corp. (LCP)
STATEMENT FOR MONTH/YEAR:           October 2000



1.                                    2.        3.          4.                                    5.            6.        7.
Title of Security                     Trans     Trans-      Securities Acquired (A)               Amount of     Owner-    Nature of
(Instr. 3)                            action    action      or Disposed of (D)                    Securities    ship      Indirect
                                      Date      Code        (Instr. 3, 4 and 5)                   Beneficially  Form:     Beneficial
                                                Instr. 8)                                         Owned at End  Direct    Owner-
                                      (Month/               ___________________________________   of Month      (D) or    ship
                                      Day/                                                                      Indirect  (Instr. 4)
                                      Year)                             (A)or                     (Instr. 3     (I)
                                                Code   V     Amount     (D)            Price      and 4)        (Instr.4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock (1)                      9/18/2000  P           6,500       A              $1.750                     I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock (1)                      9/19/2000  P           4,200       A              $1.813                     I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock (1)                      9/20/2000  P           10,000      A              $1.813                     I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock (1)                      9/21/2000  P           10,000      A              $1.750                     I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock (1)                      9/22/2000  P           7,000       A              $1.625                     I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock (1)                      9/25/2000  P           20,000      A              $1.625                     I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock (1)                      9/26/2000  P           2,400       A              $1.750                     I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock (1)                      9/27/2000  P           7,100       A              $1.750                     I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock (1)                      9/28/2000  P           3,100       A              $1.750                     I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock (1)                      9/29/2000  P           17,000      A              $1.750                     I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock (1)                      10/3/2000  P           1,900       A              $1.750                     I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock (1)                      10/4/2000  P           10,000      A              $1.750                     I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock (1)                      10/5/2000  P           10,000      A              $1.750                     I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock (1)                      10/6/2000  P           2,600       A              $1.625                     I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock (1)                      10/9/2000  P           500         A              $1.625                     I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock (1)                      10/10/2000 P           10,000      A              $1.625                     I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock (1)                      10/11/2000 P           10,000      A              $1.625                     I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock (1)                      10/12/2000 P           7,400       A              $1.500                     I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock (1)                      10/12/2000 P           10,000      A              $1.625                     I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock (1)                      10/13/2000 P           10,000      A              $1.500       6,300,000     I         (1)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

                                                                    Page 3 of 3